CHUBB LIMITED
CLAWBACK POLICY

The following clawback policy (the “Policy”) of Chubb Limited and its subsidiaries (the “Company”) applies to Covered Awards held by Covered Officers, as provided below. This Policy replaces the Executive Officer Recoupment Policy, which is void as of adoption of this Policy with no further action or documentation required.
1. Purpose. The purpose of this Policy is to promote adherence to the highest standards of integrity and professional excellence by requiring, at the discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”), forfeiture of unvested, unexercised or unsettled Covered Awards and recoupment of previously vested, exercised or settled Covered Awards when a Covered Officer:

(a)	Engages in fraud or other intentional misconduct that is materially related to a financial restatement by the Company; or

(b)	Engages in fraud or other intentional misconduct in connection with the Covered Officer’s scope of employment that results in material financial or reputational harm to the Company.
2.     Covered Officers. This Policy applies to each individual who is an “officer” of the Company under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”) and each other Company officer designed by the Committee (a “Covered Officer”). Covered Officers that cease to be employed by the Company for any reason or are no longer “officers” under Section 16 of the Exchange Act will continue to be subject to this Policy with respect to their Covered Awards; provided that the Committee may in its discretion remove an individual’s designation as a Covered Officer.
3.     Covered Awards. This Policy applies to all “Covered Awards”, which is all incentive compensation (including cash bonuses and equity awards, including options, restricted stock, performance share target awards and performance share premium awards) from the Company that is (i) awarded, earned, vested or settled during or after the fiscal year in which a Clawback Event occur; or (ii) outstanding during the fiscal year in which the Clawback Event occurs. Covered Awards do not include other compensation such as base salary, elective deferrals of base salary or grants or purchases under the Company’s Employee Stock Purchase Plan. This Policy applies to a Covered Award regardless of whether it is granted before or after adoption of this Policy and regardless of whether it is granted before or after an individual becomes a Covered Officer.
4.     Clawback Event. A “Clawback Event” occurs when, at any time during his or her employment by the Company (including before becoming a Covered Officer):

(a)	the Covered Officer engages in fraud or other intentional misconduct that is materially related to a restatement of the financial statements of the Company; or

(b)
the Covered Officer engages in fraud or other intentional misconduct in connection with the Covered Officer’s scope of employment that results in material financial or reputational harm to the Company.

5.     Forfeiture and Recoupment. As determined by the Committee pursuant to Section 7, when a Clawback Event occurs with respect to a Covered Officer, the Covered Officer’s unsettled Covered Awards will be subject to forfeiture and the Covered Officer’s settled Covered Awards will be subject to recoupment.
6.     Recoupment of Settled Amounts. For settled Covered Awards subject to recoupment under Section 5, the amount permitted to be recouped for such awards is equal to (i) for Covered Awards settled in cash, the amount of the cash payment made to the Covered Officer in settlement of such Covered Award; and (ii) for Covered Awards settled with shares of the Company or other equity, the fair market value of the shares or other equity distributed to the Covered Officer in settlement of such Covered Award on the date of distribution, minus any amount paid by the Covered Officer for such shares or other equity.
7.     Committee Administration and Discretion.

(a)
The authority to manage the operation and administration of this Policy is vested in the Committee. This authority includes the obligation to determine whether conduct amounts to fraud or intentional misconduct, whether conduct is materially related to a financial restatement, and whether conduct results in material financial or reputational harm. The Committee may retain and rely upon the advice and determinations of legal counsel, accountants and other relevant experts to operate and administer this Policy. Any interpretation of this Policy by the Committee and any decision made by it with respect to the Policy will be final, binding and conclusive on all persons.

(b)
Enforcement of this Policy is subject to the Committee’s discretion. In particular, after taking into account such considerations as it determines to be relevant, the Committee may reduce or eliminate a forfeiture or recoupment that may otherwise apply to a Covered Award, or otherwise enforce or decline to enforce (including through legal action) the provisions of this Policy.

8.     Suspension of Outstanding Covered Awards.

(a)
After a determination by the Committee that a Clawback Event may have occurred, the Committee may suspend all Covered Awards the Committee determines may be forfeited under this Policy, in which case and subject to the terms of this Section, Covered Awards subject to the suspension: (i) if unvested, will not vest, and (ii) otherwise will not be distributed or permitted to be exercised. In the event the term of an option award will expire during a period of suspension, the Covered Officer will be permitted to exercise the option before it expires; however the shares resulting from that exercise will remain suspended and subject to forfeiture under the terms of this Policy.

(b)
Following suspension of a Covered Award under item (a) above, the Committee will determine as promptly as practicable whether the suspended Covered Award is to be forfeited or whether the suspension of the Covered Award is to be ended. For Covered Awards that are ultimately not forfeited, the following provisions will apply upon the Committee’s determination to lift the suspension:

(i)     Unvested awards that would not otherwise have vested during the suspension by their original terms will be thereafter subject to vesting under their original terms;
(ii)     Unvested awards that otherwise would have vested during the suspension will vest as soon as practicable and otherwise consistent with their original terms;
(iii)     Cash awards such as annual bonus withheld during the suspension will be immediately payable, together with interest on the award amount determined at a rate equal to the average rate on 1 year U.S. Treasury notes for the period beginning on the day the award would have otherwise been paid and ending on the last business day before payment is made; and
(iv)     In no event will distribution of cash or shares be made to a Covered Officer with respect to a Covered Award if, by reason of termination of employment or otherwise, the Covered Officer would have forfeited the Covered Award if the Covered Award had not been suspended.
9.     Repayment Notification. The Committee shall provide written notice of its determination of amounts required to be repaid by the Covered Officer under this Policy, and the Covered Officer will have sixty days (or longer period as determined by the Committee) to repay those amounts to the Company.
10.     Tax Matters.

(a)
Notwithstanding any other provision of the Policy to the contrary, distribution with respect to a Covered Award or settlement of a Covered Award will be made no later than the latest date on which such distribution would be required to avoid additional tax by reason of Section 409A and Section 457A of the Internal Revenue Code; provided, however, that if such settlement occurs during a period when such Covered Award remains suspended pursuant to Section 8, then the after-tax proceeds of such distribution or settlement shall be held in escrow until such time as such Covered Award is no longer subject to a suspension or such amounts are determined to have been forfeited by the Committee.

(b)
The amount of Covered Awards recouped from an individual under this Policy will be reduced by the excess, if any, of the amount of any taxes due from the individual with respect to payments (including amounts taxable as a result of the exercise of an option) previously made to him or her, minus the amount of the tax benefits to him or her attributable to the recoupment.

11.     General.

(a)
Amendment. This Policy may be amended at any time by the Company’s Board of Directors and any such amendment shall be binding on each Covered Officer; provided that no such amendment may adversely affect the Covered Officer with respect to Covered Awards with a grant date (as determined for financial accounting purposes) that is before the date on which the Board adopts the amendment without the Covered Officer’s consent except for amendments that are required to comply with applicable law, governmental regulations, or stock exchange requirements, including regulations of the U.S. Securities and Exchange Commission and listing standards of the New York Stock Exchange.

(b)	Applicable Law. The Policy will be governed by and construed in accordance with the laws of New York without reference to principles of conflict of laws.

(c)
Dispute Resolution. Notwithstanding the Chubb Companies Employment Dispute Arbitration Rules and Procedures or any other agreement between a Covered Officer and the Company (including any agreement with any of its subsidiaries) regarding arbitration or dispute resolution to the contrary, all aspects of any dispute between a Covered Officer and the Company (including a dispute with any of its subsidiaries) that includes a controversy or claim arising out of or relating to this Policy or the breach thereof (including any aspects of such dispute that are in addition to those relating to this Policy or breach thereof) shall be settled by final, binding and non-appealable arbitration in New York, New York by three arbitrators pursuant to the terms of this Section 10(c). The arbitration shall be conducted in accordance with the applicable arbitration rules and procedures of Judicial Arbitration and Mediation Services (“JAMS”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by the Covered Officer, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, they shall ask JAMS to provide a list of seven arbitrators qualified in this area, and the Company and the Covered Officer shall alternate striking one arbitrator (with the Covered Officer striking first) until only one arbitrator remains, who shall be the third arbitrator. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief or as otherwise required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company; provided that nothing in this Policy shall prohibit the Company from disclosing such information as it deems necessary or advisable to comply with applicable law or regulations, governmental or regulatory requests or investigations, or stock exchange regulations or listing standards.